                         [Graham & James LLP Letterhead]

                                                               November 23, 1998



Mission West Properties, Inc.
10050 Bandley Drive
Cupertino, CA 95014

Re:   Registration Statement on Form S-4
      Registration No. 333-52835-99

Ladies and Gentlemen:

We render this opinion effective as of November 23, 1998 in connection with the registration of 102,197,299 shares of common stock, $.001 par value per share (the "Common Shares"), of Mission West Properties, Inc., a Maryland corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-4 (the "Registration Statement"), relating to the exchange of the Common Shares for shares of common stock and other securities of Mission West Properties, a California corporation ("Mission West-California"), in a merger entered into to effect a reincorporation of Mission West-California. We have examined such documents, records and matters of law as we have considered relevant. Based upon such examination, it is our opinion that the common stock and other securities of Mission West - California to be exchanged for Common Shares and other securities of the Company in the manner and on the terms described in the Registration Statement and in the Merger Agreement and Plan of Merger of even date herewith, have been, or subject to shareholder approval of the Private Placement and completion of the related share purchase transactions, will be legally issued, fully paid, and are or will be nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Graham & James LLP

Graham & James LLP